EXHIBIT 10.33

Summary of Changes to Annual Compensation of Certain Executive Officers

On February 15, 2006, pursuant to an annual salary review performed in accordance with the current employment agreements of co-Chief Executive Officers Richard L. Rosenfield and Larry S. Flax, and Chief Financial Officer Susan M. Collyns (collectively, the “executive officers”), the Compensation Committee of the Company’s Board of Directors approved an increase to each of the executive officers’ annual base compensation. Effective January 2, 2006, the annual base compensation will increase from $500,000 to $540,000 for each of the co-Chief Executive Officers and increase from $300,000 to $325,000 for the Chief Financial Officer.